EXHIBIT 10.2
GUARANTEE AGREEMENT
GUARANTEE AGREEMENT, dated as of March 12, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by BRIGHTSPIRE CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company (“Guarantor”) in favor of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (“Buyer”).
RECITALS
Pursuant to that certain Master Repurchase Agreement, dated as of March 12, 2026 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and BrightSpire Credit 9, LLC (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets (as defined in the Repurchase Agreement, upon purchase by Buyer, each a “Purchased Asset” and, collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement dated March 12, 2026 (the “Custodial Agreement”) by and among Buyer, Seller and Computershare Trust Company, N.A. (the “Custodian”), Custodian is required to take possession of the Purchased Asset Documents, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge Agreement dated as of March 12, 2026 (the “Pledge Agreement”) made by BrightSpire Credit 9 Pledgor, (“Pledgor”) in favor of Buyer, Pledgor has pledged to Buyer all of the Pledged Collateral (as defined in the Pledge Agreement). The Repurchase Agreement, the Custodial Agreement, the Servicing Agreement, the Fee Letter, this Guarantee and any other agreements executed in connection with the Repurchase Agreement shall be referred to herein as the “Governing Agreements”.
It is a condition precedent to the purchase by Buyer of the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance as and when due (subject to any applicable grace or cure periods expressly set forth in the Governing Agreements), whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement or any other Governing Agreements; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all actual out-of-pocket fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel, that are actually incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other payment obligations of Seller and Pledgor with respect to Buyer under each of the Governing Agreements (collectively, the “Obligations”), subject to the terms and conditions hereof, including the limitations on liability of the Guarantor as described in Section 2 below.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Governing Agreements and to enter into the transaction contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:
1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.

“Available Borrowing Capacity” means, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by the Sponsor and its Subsidiaries under any credit facility (excluding repurchase agreements and note on note facilities), but with respect to any such credit facility, solely to the extent that such Available Borrowing Capacity is committed by the related lender.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guarantee, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or the principal and interest of which are directly and unconditionally guaranteed by the United States or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case with respect to clauses (i) and (ii) which mature within ninety (90) days after such date of determination.

“Consolidated EBITDA” means, with respect to any Person for any period, Core Earnings plus an amount which, in the determination of Core Earnings for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income of such Person and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount), and (iii) preferred dividends.
“Consolidated Group Pro Rata Share” means, with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Guarantor and its Wholly Owned Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Guarantor and its Wholly Owned Subsidiaries.
“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period.
“Consolidated Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.
“Consolidated Subsidiaries” means, with respect to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.
“Consolidated Tangible Net Worth” means, for any Person on any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of such Person and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of such Person and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).

“Consolidated Total Debt” means, with respect to any Person on any date of determination, the aggregate principal amount of all Indebtedness of such Person and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction, (ii) exclude all Permitted Non-Recourse CLO Indebtedness, and (iii) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness.
“Core Earnings” means, with respect to any Person for any period, net income determined in accordance with GAAP of such Person and its consolidated subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Sponsor and the offering in connection therewith, including the initial underwriting discounts and commissions, (iii) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (iv) real property depreciation and amortization, (v) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, (vi) extraordinary or non-recurring gains or losses, and (vii) one-time expenses, charges or gains relating to changes in GAAP; provided that Core Earnings shall, solely with respect to the Core Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.
“GAAP” means, with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.
“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Indebtedness” means, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:
(a)    obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);
(b)    obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;
(c)    Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;
(d)    obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;
(e)    Capital Lease Obligations of such Person;
(f)    obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;
(g)    Indebtedness of others Guaranteed by such Person;
(h)    all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;
(i)    Indebtedness of general partnerships of which such Person is a general partner; and
(j)    all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.
“Intangible Assets” means, for any Person on any date of determination, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.
“Liquidity” means, for any Person and its Consolidated Subsidiaries, the sum of (a) cash and Cash Equivalents and (b) Available Borrowing Capacity.
“Non Wholly-Owned Consolidated Affiliate” means each Consolidated Subsidiary of the Guarantor in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Guarantor.
“Non-Recourse Indebtedness” means Indebtedness that is not Recourse Indebtedness.
“Permitted Non-Recourse CLO Indebtedness” means Indebtedness that is (i) incurred by a Subsidiary of Guarantor in the form of asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” and (ii) is Non-Recourse Indebtedness.
“Person” means, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.
“Specified GAAP Reportable B Loan Transaction” means a transaction involving either (i) the sale by the Guarantor or any Subsidiary of Guarantor of the portion of an investment consisting of an “A-Note”, and the retention by the Guarantor or any Subsidiary of Guarantor of the portion of such Investment Asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Guarantor or any of its Subsidiaries of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Guarantor’s consolidated balance sheet as assets and liabilities, respectively.
“Sponsor” means BrightSpire Capital, Inc., a Maryland corporation.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or any of its Subsidiaries shall be a “Swap Agreement”.
“Total Asset Value” means, with respect to any Person as of any date of determination, the net book value of the total assets of such Person and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of such Person and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the net book value of assets associated with any Permitted Non-Recourse CLO Indebtedness and (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets.
“Wholly Owned Subsidiary” means, with respect to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
2.    Guarantee. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Obligations by Seller and Pledgor when due (whether at the stated maturity, by acceleration or otherwise).
(b)    Notwithstanding anything in Section 2(a) to the contrary, but subject in all cases to Sections 2(c), (d), (e) and (f) below, the maximum liability of the Guarantor hereunder shall in no event exceed twenty-five percent (25%) of the then currently unpaid aggregate Repurchase Price of all Purchased Assets.
(c)    Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no force and effect and the Obligations shall be fully recourse to Guarantor upon the occurrence of any of the following:

(i)    a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law;
(ii)    an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law in connection with which Seller, Pledgor or Guarantor or any Affiliate of any of the foregoing (alone or in any combination) has or have colluded with the creditors commencing or filing such proceeding; or
(iii)    any material breach of the separateness covenants set forth in Articles 11(r) or (s) of the Repurchase Agreement that results in a legal or equitable consolidation of Seller with any other Person in a federal or state bankruptcy or insolvency proceeding.
(d)    In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in Section 2(b) above, Guarantor shall be liable for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer, arising out of or attributable to the fraud or intentional misrepresentation by Seller, Pledgor, Guarantor, or any other Affiliate of Seller, Pledgor or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any other Transaction Document, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement.
(e)    Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of outside counsel) that may be paid or incurred by Buyer in connection with (i) enforcing any of its rights hereunder, (ii) obtaining advice of counsel with respect to the enforcement, potential enforcement or analysis of its rights hereunder, and (iii) collecting any amounts owed to it hereunder. Without limiting the generality of the foregoing, Guarantor agrees to hold Buyer harmless from, and indemnify Buyer against, any and all losses, costs or expenses relating to the failure of Primary Servicer or Repo Servicer to remit any Income to the Depository Account, as required pursuant to the Repurchase Agreement, the Repo Servicing Agreement and any other Servicing Agreement or any Servicer Notice or Re-direction Letter. This Guarantee shall remain in full force and effect and be fully enforceable against Guarantor in all respects until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.
(f)    No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder, and Guarantor shall, notwithstanding any such payment or payments, remain liable for the full amount of the Obligations (subject to the limitations set forth in Section 2) under this Guarantee until the Obligations are paid in full.

(g)    Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.
3.    Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and in any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from Seller, until all amounts then due and payable by Seller or Pledgor to Buyer or any of its Affiliates under the Governing Agreements have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Governing Agreements. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.
4.    Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Governing Agreement and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations or for this Guarantee may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller, Pledgor or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller, Pledgor or any such other Person or any release of Seller, Pledgor or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.    Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller, Pledgor and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller, Pledgor or this Guarantee with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Governing Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Seller or Pledgor against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller, Pledgor or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to, or knowledge of, Seller, Pledgor and Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Seller and/or Pledgor for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller, Pledgor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller, Pledgor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller, Pledgor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Governing Agreements, Seller or Pledgor may be free from any Obligations.
(b)    Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:
(i)    Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer that in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, Pledgor or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, Pledgor, any other guarantor or any other person or security.

(ii)    Guarantor is presently informed of the financial condition of Seller and Pledgor and of all other circumstances that diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller and Pledgor and of all other circumstances that bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information that Buyer may now or hereafter acquire concerning such condition or circumstances.
(iii)    Guarantor has independently reviewed the Governing Agreements and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or Pledgor to Buyer, now or at any time and from time to time in the future.
6.    Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Pledgor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or Pledgor or any substantial part of the property of Seller or Pledgor, or otherwise, all as though such payments had not been made.
7.    Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. dollars at the address specified in writing by Buyer.
8.    Representations and Warranties. Guarantor represents and warrants as of the date hereof and as of each Purchase Date under the Repurchase Agreement that:
(a)    It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business and except where the failure to do so would not be reasonably likely to have a Material Adverse Effect. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee.
(b)    This Guarantee has been duly executed and delivered by it, for good and valuable consideration. This Guarantee constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws and other similar limitations affecting the enforcement of creditors’ rights generally and equitable principles.
(c)     Guarantor has no Knowledge of any event having occurred that would make Guarantor unable to perform all covenants and obligations contained in this Guarantee applicable to it.
(d)    Neither the execution and delivery of this Guarantee nor compliance by it with the terms, conditions and provisions of this Guarantee will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation of Guarantor to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law.
(e)    There is no action, suit, proceeding, investigation, or arbitration pending or threatened in writing against it, any of its Affiliates or any of their respective assets (A) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby, or (B) that could be reasonably likely to have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Neither Guarantor nor any of its Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(f)    Guarantor’s execution and delivery of this Guarantee and its compliance with the terms and provisions hereof will not contravene or conflict with or result in the creation or imposition of any lien upon any of the property or assets of it pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it may be bound, or to which it may be subject. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Guarantor of this Guarantee or to consummate the transactions contemplated hereby that has not already been obtained.
(g)    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of this Guarantee, (B) the legality, validity, binding effect or enforceability of this Guarantee against it or (C) the consummation of the transactions contemplated by this Guarantee.
(h)    Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and there is no claim relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above.

(i)     Except as disclosed to Buyer in writing by Guarantor on or prior to the Closing Date or applicable Purchase Date, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to it.
(j)    Guarantor is not entering into this Guarantee with the intent to hinder, delay or defraud any of its creditors.
(k)    Guarantor has received or will receive reasonably equivalent value in exchange for its incurrence of the Obligations.
(l)    Guarantor is solvent and incurrence of the Obligations does not and will not render Guarantor not solvent.
9.    Financial and other Covenants.
(a)    Guarantor hereby agrees that Guarantor shall at all times satisfy the following financial covenants, as determined quarterly following the end of each fiscal quarter of Guarantor on a consolidated basis in accordance with GAAP, consistently applied, until the Obligations have been paid in full (other than with respect to the Obligations (including unmatured contingent obligations) which survive termination of the Repurchase Agreement or the other Transaction Documents):

(i)    Minimum Liquidity.  Guarantor’s Liquidity at any time shall not be less than the lower of (i) Fifty Million Dollars ($50,000,000.00) and (ii) the greater of (A) Ten Million Dollars ($10,000,000.00) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness;
(ii)    Minimum Consolidated Tangible Net Worth.  Guarantor’s Consolidated Tangible Net Worth at any time shall not be less than the sum of (i) $900,000,000.00, and (ii) seventy percent (70%) of the net cash proceeds thereafter received by the Guarantor (x) from any offering by the Guarantor of its common equity and (y) from any offering by BrightSpire Capital, Inc. of its common equity to the extent such net cash proceeds are contributed to the Guarantor, excluding any such net cash proceeds that are contributed to the Guarantor within ninety (90) days of receipt of such net cash proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Guarantor (or any direct or indirect parent thereof);
(iii)    Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio with respect to Guarantor at any time shall not exceed 0.75 to 1.00; and
(iv)    Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (i) Guarantor’s Consolidated EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Guarantor’s Consolidated Interest Expense for such period shall not be less than 1.40 to 1.00.
(b)    Guarantor’s compliance with the covenants set forth in clauses (i) through (iv) above must be evidenced by Guarantor’s financial statements and a Covenant Compliance Certificate (which may be delivered by Guarantor) in respect of the financial quarter most recently ended, in the form of Exhibit XVI to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Article 11(j) of the Repurchase Agreement, and compliance with all such covenants are subject to continuing verification by Buyer provided, that, for the avoidance of doubt, so long as no Event of Default has occurred and is continuing, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Article 11(j) of the Repurchase Agreement.
10.    Further Covenants of Guarantor.
(a)    Taxes. Guarantor has timely filed or shall cause to be filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, or to the extent that any such nonpayment could not be reasonably likely to have a Material Adverse Effect. No tax liens have been filed against Guarantor or any of Guarantor’s assets, and to Guarantor’s Knowledge, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges (except for liens and with respect to taxes not yet due and payable or liens or claims with respect to taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).
(b)    AML Laws and Anti-Corruption Laws.
(i)    Guarantor is in compliance, in all material respects, with applicable Sanctions, applicable AML Laws, and applicable Anti-Corruption Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.
(ii)    Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with applicable AML Laws) and to fully effectuate the purposes of this Guarantee provided, however, that nothing in this Section 10(b) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under applicable AML Laws or applicable Sanctions, Guarantor on behalf of itself and its Affiliates represents to Buyer and its Affiliates that neither Guarantor, nor any of its Affiliates, is a Prohibited Person, and Guarantor is not acting on behalf of or for the benefit of any Prohibited Person. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program or sanctions program, if applicable, of any change in information affecting this representation and covenant.
(c)    Sanctions. Guarantor warrants, represents and covenants that neither Guarantor nor any of its Affiliates are or will be Prohibited Person. Guarantor covenants and agrees that neither it nor any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any applicable Sanctions. Guarantor further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither it nor any of its Affiliates is a Prohibited Person and neither Guarantor nor any of its Affiliates has knowingly engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person.
(d)    Financial Reporting. Guarantor shall provide, or cause to be provided, to Buyer the financial and reporting information with respect to Guarantor and its consolidated Subsidiaries as required pursuant to Article 11(j) of the Repurchase Agreement. Furthermore, Guarantor shall provide, upon Buyer’s request in connection with an external audit or response to a court order, copies of Guarantor’s consolidated Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period. Failure to deliver such information shall not constitute a default if Guarantor cures such default within the notice, cure or grace period provided in the Repurchase Agreement.
(e)    Compliance with Obligations and Laws. Guarantor shall at all times (i) comply with all material contractual obligations, (ii) comply in all material respects with all Requirements of Law, (iii) maintain and preserve its legal existence, and (iv) preserve all of its rights, privileges, licenses and franchises necessary for the operation of its business.
(f)    Books and Records. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(g)    Change of Name; Place of Business. Guarantor shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Guarantor and of any change in Guarantor’s name or jurisdiction of organization not less than fifteen (15) Business Days prior to taking any such action.

(h)    Investment Company Act. Guarantor shall not take any action, cause, allow, or permit any of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder.
11.    Right of Set-off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, upon the occurrence of and during the continuance of an Event of Default, at any time and from time to time, without prior notice to Guarantor, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.
12.    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.    Section Headings. The section headings used in this Guarantee are for convenience of reference only and shall not affect the interpretation or construction of this Guarantee.
14.    No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15.    Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, except that any provision of this Guarantee may be waived by Buyer in a letter or agreement specifically waiving such terms and executed solely by Buyer. This Guarantee shall be binding upon Guarantor’s successors and assigns and shall inure to the benefit of Buyer, and Buyer’s respective successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP OF THE PARTIES TO THIS GUARANTEE, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.
16.    Notices. Notices by Buyer to Guarantor shall be given in writing, addressed to Guarantor at the address or transmission number set forth under its signature below and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by email, provided that such email notice must also be delivered by one of the means set forth above, to the address or transmission number set forth under its signature below or at such other address and person as shall be designated from time to time by Guarantor, as the case may be, in a written notice to Buyer. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation, provided that such email notice was also delivered as required in this Section 16. If Guarantor receives a notice that does not comply with the technical requirements for notice under this Section 16 it may elect to waive any deficiencies and treat the notice as having been properly given. Notice by Guarantor to Buyer shall be given in the manner set forth in Article 15 of the Repurchase Agreement.
17.    SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)    SUBMITS IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE OTHER TRANSACTION DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE

SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED IN WRITING BY GUARANTOR; AND
(D)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
18.    Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.
19.    Execution. This Guarantee may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Guarantee or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

20.    Acknowledgments. Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;
(b)    Buyer has no fiduciary relationship to it, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and
(c)    no joint venture exists between or among any of Buyer, on the one hand, and Seller, Pledgor and/or Guarantor on the other hand.
21.    Intent. Guarantor intends for this Guarantee to constitute a “security agreement or arrangement or other credit enhancement related to” and provided “in connection with” the Repurchase Agreement and the transactions thereunder and, accordingly, for the Guarantee itself to constitute (i) a repurchase agreement within the meaning of Section 101(47)(a)(v) and Section 559 of the Bankruptcy Code; (ii) a securities contract within the meaning of Section 741(7)(a)(xi) and Section 555 of the Bankruptcy Code; and (iii) a master netting agreement within the meaning of Section 101(38A)(A) and Section 561 of the Bankruptcy Code.
22.    WAIVERS OF JURY TRIAL. GUARANTOR, AND BUYER BY ITS ACCEPTANCE OF THIS GUARANTY, EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.
BRIGHTSPIRE CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:    /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President
Address:
c/o BrightSpire Capital, Inc.
590 Madison Avenue, 33rd Floor,
New York, New York 1022

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco
Telephone: #######
Email: #######@ropesgray.com